                     Clifton Savings Bancorp, Inc. Announces
                     ---------------------------------------
                               1st Quarter Results
                               -------------------

          Clifton, New Jersey - July 29, 2009 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank, (the "Bank"), today announced the results of its operations for the three months ended June 30, 2009. Net income was $844,000 for the three months ended June 30, 2009, a decrease of $288,000, or 25.4%, as compared to $1.13 million for the three months ended June 30, 2008. Net income decreased for the period primarily as a result of an increase in federal deposit insurance premiums included in noninterest expenses, partially offset by an increase in the net interest rate spread. Both basic and diluted earnings per common share were $0.03 for the three months ended June 30, 2009, a decrease of $0.01, or 25.0%, as compared to $0.04 for the three months ended June 30, 2008. Cash dividends paid per common share were $0.05 for both the three months ended June 30, 2009 and 2008.

          Net interest income increased $390,000, or 9.3%, for the three months ended June 30, 2009, to $4.59 million as compared to $4.20 million for three months ended June 30, 2008, reflecting a 10 basis point increase in the net interest margin partially offset by a decrease of $35.3 million in average net interest-earning assets. Average interest-earning assets increased $34.4 million, or 4.0%, during the 2009 period, which consisted of increases of $40.3 million in loans and $25.9 million in mortgage-backed securities, partially offset by decreases of $12.4 million in investment securities and $19.4 million in other interest-earning assets. Loans and mortgage-backed securities increased primarily due to the redeployment of funds resulting from maturities and calls of investment securities and growth in deposits into higher yielding assets. Average interest-bearing liabilities increased $69.7 million, or 9.7%, during the 2009 period, which consisted of an increase of $72.5 million in interest-bearing deposits, partially offset by a decrease of $2.8 million in borrowings. Net interest margin increased to 2.06% for the quarter ended June 30, 2009 from 1.96% for the quarter ended June 30, 2008. The net interest rate spread increased 32 basis points to 1.69%, as the 13 basis point decrease to 4.90% in the average yield earned on interest-earning assets was more than offset by the 45 basis point decrease to 3.21% in the average rate paid on interest-bearing liabilities.

          The provision for loan losses increased 100.0% to $100,000, during the three months ended June 30, 2009, as compared to no provision being recorded for the three months ended June 30, 2008. The provision in the current period was the result of both increases in non-performing loans and the loan portfolio balance. Non-performing loans increased from $270,000 at June 30, 2008 to $1.4 million at June 30, 2009. At June 30, 2009, non-performing loans consisted of nine one- to four-family residential real estate loans, while at June 30, 2008, non-performing loans consisted of four one- to four-family residential real estate loans. At June 30, 2009 and 2008, there were 2,369 and 2,306 real estate loans outstanding, respectively. The percentage of non-performing loans to total loans has been consistently low, even though it rose from 0.06% at June 30, 2008 to 0.30% at June 30, 2009.

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          Non-interest expense increased $770,000, or 27.0%, to $3.62 million for the three months ended June 30, 2009 as compared to $2.85 million for the three months ended June 30, 2008. The increase was primarily the result of increases of $616,000, or 3,798.7%, in federal deposit insurance premiums, and $131,000, or 44.9%, in miscellaneous expenses. The increase in federal deposit insurance premiums in 2009 was mostly due to an increase in the quarterly assessment rates for all financial institutions, along with a special emergency assessment imposed in order to cover the losses of the Deposit Insurance Fund that were incurred from failed financial institutions in 2008, as well as anticipated future losses. The increase in miscellaneous expenses was mostly due to a $49,000 recovery of previously expensed consulting fees relating to litigation reimbursement in the 2008 period, as well as increases of $12,000 in stationary, printing and supplies, $17,000 in correspondent bank service fees, and $17,000 in loan expenses.

          Income taxes decreased $193,000, or 38.6%, to $307,000 for the three months ended June 30, 2009, as compared to $500,000 for the three months ended June 30, 2008 as a result of lower pre-tax income, coupled with a decrease in the effective income tax rate which was 26.7% in the 2009 period, compared with 30.6% for the 2008 period. The Company's effective tax rate decreases when overall income decreases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a larger percentage of overall income.

          The Company's total assets increased $41.7 million, or 4.3%, to $1,001.5 million at June 30, 2009, from $959.8 million at March 31, 2009. Net loans increased $300,000, or 0.1%, to $468.8 million at June 30, 2009 from $468.5 million at March 31, 2009. Higher than average origination and refinance levels were offset by high repayment levels. Securities, including both available for sale and held to maturity issues, increased $11.0 million, or 2.8%, to $405.4 million at June 30, 2009, from $394.4 million at March 31, 2009. Cash and cash equivalents increased $29.7 million, or 58.1 %, to $80.8 million at June 30, 2009 from $51.1 million at March 31, 2009, as funds from the increase in deposits during the quarter had not yet been redeployed into higher yielding assets.

          Total liabilities increased $41.3 million or 5.3%, to $827.9 million at June 30, 2009 from $786.6 million at March 31, 2009. Deposits increased $43.0 million, or 6.8%, from $633.6 million at March 31, 2009 to $676.6 million at June 30, 2009, partially offset by a decrease of $2.1 million, or 1.4%, in borrowed funds, which had a balance of $142.2 million at June 30, 2009 as compared to $144.3 million at March 31, 2009. During the three months ended June 30, 2009, $2.1 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of June 30, 2009 was 3.85%.

          Total stockholders' equity increased $400,000, or 0.2%, to $173.6 million at June 30, 2009 from $173.2 million at March 31, 2009. The increase resulted primarily from net income of $844,000, ESOP shares committed to be released of $195,000, and $306,000 for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 25,000 shares of Company common stock for $250,000, cash dividends paid of $461,000, and a net decrease in unrealized gains of $236,000 on the available for sale securities portfolios. At June 30, 2009, there were 26,710,194 shares of common stock outstanding.

          John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "On May 22, 2009 the FDIC levied a special assessment on insured institutions to rebuild the Deposit Insurance Fund and restore public confidence in the banking system. For the quarter ended June 30, 2008, our FDIC premium expense was $16,213. For the quarter ended June 30, 2009, the premium expense including the special assessment was $632,101, an increase of 3,898.72%. Despite the effect of this historic levy, we are pleased to report that we crossed the billion dollar threshold in total assets, and we recorded quarterly increases of 9.3% in net interest income, 4.3% in total assets, 2.8% in securities and 6.8% in deposits. These results were accompanied by no subprime loans, no toxic assets, no charge-offs, no funny math and no bailout money under the Troubled Asset Relief Program (TARP). We are also very pleased that loans in bankruptcy and foreclosure at June 30, 2009 consisted of two one-four family loans out of a portfolio of 2,369 total real estate loans."

          The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

          This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                          At June 30,     At March 31,
                                                       ---------------- ---------------------------------
                                                             2009            2009           % Change
                                                       ---------------- ---------------  ----------------
                                                               (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                $1,001,520        $959,770             4.35%
Loans receivable, net                                          468,832         468,500             0.07%
Cash and cash equivalents                                       80,771          51,126            57.98%
Securities                                                     405,358         394,375             2.78%
Deposits                                                       676,577         633,582             6.79%
FHLB advances                                                  142,212         144,272            -1.43%
Total stockholders' equity                                     173,577         173,164             0.24%


                                                                 Three Months
                                                                Ended June 30,
                                                       --------------------------------------------------
                                                            2009             2008           % Change
                                                       ---------------- ---------------  ----------------
                                                            (Dollars in thousands)
Operating Data:
Interest income                                                $10,919         $10,767             1.41%
Interest expense                                                 6,334           6,571            -3.61%
                                                       ---------------- ---------------
Net interest income                                              4,585           4,196             9.27%
Provision for loan losses                                          100               -           100.00%
                                                       ---------------- ---------------
Net interest income after
   provision for loan losses                                     4,485           4,196             6.89%
Noninterest income                                                 290             290             0.00%
Noninterest expenses                                             3,624           2,854            26.98%
                                                       ---------------- ---------------
Income before income taxes                                       1,151           1,632           -29.47%
Income taxes                                                       307             500           -38.60%
                                                       ---------------- ---------------
Net income                                                        $844         $ 1,132           -25.44%
                                                       ================ ===============
Basic and diluted earnings per share                           $  0.03         $  0.04           -25.00%
                                                       ================ ===============


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                                                       At or For the Three
                                                          Months Ended
                                                            June 30,
                                              ----------------------------------
                                                     2009              2008
                                                     ----              ----

Performance Ratios (1):
Return on average assets                             0.35%            0.50%
Return on average equity                             1.95%            2.66%
Interest rate spread (2)                             1.69%            1.37%
Net interest margin (3)                              2.06%            1.96%
Noninterest expense to average assets                1.49%            1.27%
Efficiency ratio (4)                                74.34%           63.62%
Average interest-earning assets to
   average interest-bearing liabilities              1.13x            1.19x
Average equity to average assets                    17.76%           18.89%
Basic and diluted earnings per share                $0.03            $0.04
Dividends per share (5)                             $0.05            $0.05
Dividend payout ratio (5)                           54.62%           42.93%

Capital Ratios (6):
Tangible capital                                    15.06%           15.65%
Core capital                                        15.06%           15.65%
Risk-based capital                                  41.03%           41.72%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total loans                                       0.38%            0.33%
Allowance for loan losses as a percent of
   nonperforming loans                             126.14%          533.33%
Net charge-offs to average outstanding
   loans during the period                           0.00%            0.00%
Nonperforming loans as a percent of
   total loans                                       0.30%            0.06%
Nonperforming assets as a percent of
   total assets                                      0.14%            0.03%

Other Data:
Number of:
   Real estate loans outstanding                    2,369            2,306
   Deposit accounts                                32,749           32,157
   Full service customer service facilities            10               10

--------------------------------
(1)    Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6)    Bank only.


Contact:
Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200